UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) – October 1, 2008

RF MONOLITHICS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	0-24414	75-1638027

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4441 Sigma Road Dallas, Texas 75244

(Address of Principal Executive Offices)(Zip Code)

Registrant's telephone number, including Area Code - (972) 233-2903

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 1, 2008, RF Monolithics, Inc. (the “Company”) was given notice by the NASDAQ Stock Market that it is not in compliance with the continued listing requirements on the NASDAQ Capital Market because, for the previous 30 consecutive business days, the bid price of its common stock had closed below the $1.00 minimum per share requirement for continued listing as set forth in Marketplace Rule 4310(c)(4).

This notification has no effect on the listing of the company's common stock at this time and its common stock will continue to trade on the NASDAQ Capital Market under the symbol "RFMI". By NASDAQ rule, the Company will be provided 180 calendar days, or until March 30, 2009, to regain compliance with the bid price requirement.

The Company can regain compliance with the bid price requirement if, at any time before March 30, 2009, the bid price of its common stock closes at or above $1.00 per share for a minimum of ten consecutive business days. If the company cannot demonstrate compliance by March 30, 2009, NASDAQ will determine whether it meets the NASDAQ Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If RFM meets the initial listing criteria, it will be provided an additional 180 calendar-day period to comply with the bid price requirement. If it is not eligible for this additional compliance period, the company will be provided written notice that its securities will be delisted. At that time, the company would have the right to appeal NASDAQ's determination to delist its securities to a listing qualifications panel, which would stay the effect of the delisting pending a hearing on the matter before the Listing Qualifications panel.

The full text of the Company’s press release concerning its receipt of a notice of deficiency from The NASDAQ Stock Market is furnished with this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits

(c)	Exhibits.

	Exhibit	Description

	99.1	RF Monolithics, Inc. News Release dated October 2, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RF MONOLITHICS, INC.

		By:	/s/ Harley E. Barnes III
Harley E. Barnes III
Chief Financial Officer

Date:	October 2, 2008